Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined

Fixed Charges and Preferred Stock Dividend Requirements

(In thousands, except for ratios)

Ratio of Earnings to Fixed Charges

	Three months ended March 31, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Income (loss) before income taxes and cumulative effect of accounting change	$(21,100)	$(81,038)	$(45,235)	$(34,185)	$239,583	$(11,994)
Add: Fixed charges	3,561	10,743	6,576	4,450	1,386	1,674
Less: Capitalized interest	—	(832)	(765)	—	—	—

Earnings, as defined	$(17,539)	$(71,127)	$(39,424)	$(29,735)	$240,969	$(10,320)

Interest expense	$2,238	$5,360	$1,011	$500	$386	$824
Capitalized interest	—	832	765	—	—	—
Estimated interest portion of rental expense	1,323	4,551	4,800	3,950	1,000	850

Fixed charges	$3,561	$10,743	$6,576	$4,450	$1,386	$1,674

Excess (deficiency) of earnings to fixed charges	$(21,100)	$(81,870)	$(46,000)	$(34,185)	$239,583	$(11,994)

Ratio of Earnings to Fixed Charges	N/A	N/A	N/A	N/A	173.9	N/A

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Three months ended March 31, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Earnings, as defined (from above)	$(17,539)	$(71,127)	$(39,424)	$(29,735)	$240,969	$(10,320)
Preferred stock dividend requirements	—	230	702	785	756	392

Earnings, as defined	$(17,539)	$(70,897)	$(38,722)	$(28,950)	$241,725	$(9,928)

Fixed charges (from above)	$3,561	$10,743	$6,576	$4,450	$1,386	$1,674
Preferred stock dividend requirements	—	230	702	785	756	392

Combined fixed charges and preferred stock dividend requirements	$3,561	$10,973	$7,278	$5,235	$2,142	$2,066

Excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements	$(21,100)	$(81,870)	$(46,000)	$(34,185)	$239,583	$(11,994)

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	112.9	N/A

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness and estimated interest within rental expense. We have no amortization of debt issuance costs or preference securities.